UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 13, 2007 (November 9, 2007)

NATCO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15603	22-2906892
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

2950 North Loop West, 7th Floor
Houston, Texas	77092
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (713) 683-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On November 9, 2007, NATCO Group Inc. entered into a Sale and Purchase Agreement (the "Purchase Agreement") with BC Invest AS, a Norwegian company, DTK AS, a Norwegian company, Hjelkrem Invest, a Norwegian company, and Svedberg Invest AS, a Norwegian company (collectively, the "Sellers") to purchase 100% of the issued and outstanding shares of capital stock of ConSepT AS, a Norwegian company. The aggregate purchase price for the ConSepT shares is an estimated US$25.5 million, comprised of approximately US$15.1 million in cash, net of cash acquired, plus the issuance of an estimated 200,000 shares of NATCO common stock. NATCO is required to make additional cash payments to Sellers depending on the financial performance of ConSepT over the next three years. The parties to the Purchase Agreement have made customary representations, warranties, and covenants. The Purchase Agreement also contains post-closing indemnification obligations for, among other matters, breaches of representations and warranties. The transaction is expected to close by the end of 2007, subject to required regulatory approvals and customary closing conditions.

A press release announcing NATCO entered into the Purchase Agreement is attached to this report as Exhibit 99.1 and incorporated into this report by reference.

Item 3.02. Unregistered Sales of Equity Securities

In connection with the closing of the transaction contemplated by the Purchase Agreement, NATCO shall issue to the Sellers common stock having an aggregate fair market value of NOK 55 million, which, based on the average stock price for the 10 trading days preceding execution of the Purchase Agreement, equals approximately 200,000 shares. The shares will be issued in reliance upon exemptions from registration under the Securities Act of 1933, as amended, including Section 4(2) thereof.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit

Number Description

99.1 Press Release issued November 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2007

NATCO Group Inc.

By: /s/ Bradley P. Farnsworth ________

Bradley P. Farnsworth

Senior Vice President & Chief

Financial Officer